1

                                                                     EXHIBIT 11
                        BellSouth Corporation
                  Computation of Earnings Per Share

                                  For the Three Month   For the Nine Month
                                     Period Ended         Period Ended
                                      September 30,        September 30,
                                   1999       2000        1999      2000
Basic Earnings Per Common Share:

Net Income                         $994     $1,036       $2,395     $3,101

Weighted average shares
Outstanding                       1,885      1,871        1,903      1,878

Earnings Per Common Share         $ .53      $ .55        $1.26      $1.65


Diluted Earnings Per Common Share:

Net Income                        $ 994     $1,036       $2,395      $3,101

Weighted average shares
Outstanding                       1,885      1,871        1,903       1,878

Incremental shares from
assumed exercise of
stock options and payment of
performance share awards             19         14           18          16

Total Shares                      1,904      1,885        1,921       1,894

Earnings Per Common Share         $ .52       $.55       $ 1.25      $ 1.64